FOR IMMEDIATE RELEASE	News
May 7, 2014	Nasdaq Capital Market - GTIM

Good Times Restaurants Inc. Announces New Board Member

(GOLDEN, CO)  Good Times Restaurants Inc. (NASDAQ: GTIM) today announced that its board of directors has approved Robert Stetson as a new member of the board.  Mr. Stetson has had a substantial career in the restaurant and restaurant property businesses.   He is the former Chief Financial Officer and President-Restaurant Division of Burger King Corp. and former Chief Financial Officer of Pizza Hut Inc.  Beginning in 1994, Mr. Stetson built one of the largest public REITs focused on restaurant properties development, which merged into GE Capital.  He is currently the founder and CEO of U.S. Restaurant Properties, again among the largest private companies in the restaurant property industry."

The Company also reported that Hoak Public Equities, L.P., a Texas limited partnership (“Hoak”) and Rest Redux LLC, a Texas limited liability company with which Robert Stetson is affiliated (“ReRe,” and collectively with Hoak, the “Investors”), on May 3, 2014 entered into a Purchase Agreement with Small Island Investments Limited, the Company’s largest shareholder (“SII”), under which SII agreed to sell in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 and the Investors agreed to purchase, 1,000,000 shares of Good Times Restaurants, Inc., common stock in equal portions of 500,000 shares each, at a purchase price of $3.05 per share, equal to an aggregate purchase price of $3,050,000, and that the Company had entered into a Registration Rights Agreement with the Investors that has been filed under a form 8k with the Securities and Exchange Commission.  SII continues to own in excess of 1,000,000 shares of the Company's common stock after this transaction

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, fresh cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises 37 restaurants.

GTIM owns and operates Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiary, BD of Colorado LLC and will franchise Bad Daddy’s Burger Bar restaurants through its 48% ownership of Bad Daddy’s Franchise Development LLC.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:

Good Times Restaurants Inc.

Boyd E. Hoback, President and CEO, (303) 384-1411

Christi Pennington (303) 384-1440

Gary Heller (914) 813-8547

Mike Porter, Porter, LeVay & Rose (212) 546-4700